Project Ingalls

Board Update

July 2023

BofA SECURITIES

IGI

Notice to Recipient
Confidential

IGI

Warrant Tender – Transaction & Timing Rationale

Transaction Rationale	**Accretion**	• Transaction is accretive compared to managing warrants later if / when stock price increases
	SPAC Overhang	• Warrants contribute to negative perception associated with many deSPAC companies & will create artificial cap on stock at strike and redemption levels
	Accounting / Valuation Noise	• Warrants represent marked-to-market derivative liabilities, with non-cash changes in fair value realized in net income / EPS
	Simplification of Capital Structure	• Warrants pose a valuation nuance to analysts modeling the company, often improperly modeled
Why Now?	**Accelerates Future Market Access**	• Delays in warrant management may create delays in access to public equity markets for follow-on capital and/or secondary monetizations
	Favorable Share Price	• Warrant management is less dilutive at lower share prices – common stock appreciation will result in more dilutive / expensive warrant outcome
	Known Holder List	• Successful transaction relies on known warrant holders, currently well disclosed and concentrated as of 3/31 13F • Warrant holders overlap with holders of common – will result in less delta hedging and selling of share consideration under tender offer
	Financial Reporting	• Preparation, wall-cross and launch of transaction permitted during blackout provided expiration of tender offer occurs at least five days after earnings release (cleansing event) – requires refiling of F-4 with updated financials
	Additional Transactions	• Other deSPACs are likely to transact in warrants through Q3/Q4 of 2023 – four warrant management transactions announced since May 2023

Source: Bloomberg, Company Filings

Trading Technicals and Post Launch Analysis

IGIC Trading Technicals Over Time

Technicals	60D VWAP	30D VWAP	Pre-Launch	LTD
Stock Price	$8.71	$8.77	$8.65	$8.79
Warrant Price (bid)	$0.58	$0.59	$0.57	$0.60
Implied Ratio	0.067	0.067	0.066	0.068
Implied Volatility	31.2	31.0	30.9	30.2
Realized Volatility	29.8	30.2	30.4	30.6

Warrant Tender Sensitivity Analysis at Pre-Launch

Illustrative Warrant Transaction Using Cash Consideration							
Cash Consideration	Implied Ratio	Implied Volatility	Warrant Premium	Vol Premium	Cash Outlay ($mm)	BV Post Tender	Difference
$0.60	0.069	30.2	-		-	$9.98	-
$0.75	0.087	34.1	25.0%	12.8%	$12.94	$9.63	-3.5%
$0.80	0.092	35.4	33.3%	17.1%	$13.80	$9.61	-3.7%
$0.85	0.098	36.6	41.7%	21.0%	$14.66	$9.59	-3.9%
$0.90	0.104	37.9	50.0%	25.3%	$15.53	$9.57	-4.1%
$0.95	0.110	39.2	58.3%	29.6%	$16.39	$9.55	-4.3%
$1.00	0.116	40.6	66.7%	34.3%	$17.25	$9.53	-4.5%
$1.05	0.121	42.0	75.0%	39.0%	$18.11	$9.51	-4.7%
$1.10	0.127	43.2	83.3%	42.7%	$18.98	$9.49	-4.9%
$1.15	0.133	44.5	91.7%	47.2%	$19.84	$9.47	-5.1%

Top IGIC Warrant Holders

Warrant Holder	Warrants Outstanding	% of Warrants Outstanding	Cumulative Ownership	$0.85 Company Offer	Investor Counter #1	$0.95 Company Offer	Willing to sign TSA at $0.95	Verbal Support / Shadow Book
Walleye Capital	2,772,595	21.7%	21.7%	No	$0.95	Yes	Yes	Yes
Weiss Asset Management	1,379,830	10.8%	32.6%	No	$0.95	Yes	Yes	Yes
DE Shaw & Co	1,101,805	8.6%	41.2%	No	$1.50	Yes	Yes	Yes
AQR Arbitrage	1,054,849	8.3%	49.5%	No	$0.95	Yes	Yes	Yes
Shay Capital	1,397,527	11.0%	60.4%	No	$0.95	Yes	Yes	Yes
Warberg Asset Management	300,000	2.4%	62.8%	No	$1.00	TBD	No	Yes
Linden Advisors	471,218	3.7%	66.5%	No	$1.25	No	No	No
Shaolin Capital Management	350,000	2.7%	69.2%	No	-	No	No	Yes
Skaana Management	265,025	2.1%	71.3%	Yes	-	-	Yes	Yes
683 Capital Management	199,282	1.6%	72.9%	Yes	-	-	Yes	Yes
Long Focus Capital Management	278,241	2.2%	75.1%	No	-	Yes	Yes	Yes
Context Capital	129,205	1.0%	76.1%	Yes	-	-	Yes	Yes
Millennium	*0*	*0.0%*	*76.1%*	-	-		-	-
Highbridge	*0*	*0.0%*	*76.1%*	-	-		-	-
LMR	*0*	*0.0%*	*76.1%*	-	-		-	-
15 Total (Engaged Investors)	**9,699,577**	**76.1%**					**67.3%**	**73.3%**

7/24 Trading | Negotiation Range | Hedged @ 30 Delta | Historical Warrant Investor

Source: Bloomberg prices as of July 26, 2023
Note: "Yes" in TSA column denotes executed TSA received

IGIC Warrant Tender Offer – Illustrative Timeline

July 2023						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31					

August 2023						
Sun	Mon	Tue	Wed	Thu	Fri	Sat
		1	2	3	4	5
6	7	8	9	10	11	12
13	14	15	16	17	18	19
20	21	22	23	24	25	26
27	28	29	30	31		

- Market Holiday
- Organizational Meeting
- Prep Materials for Tender
- Wall Cross Investors
- Launch Tender Offer
- Tender Offer Period
- Last Day to Amend w/o Extension
- IGIC Earnings Release
- Expiration (Midnight)
- Settlement of Tender Offer

Date	Actions	Responsible Parties
July 4	• Market holiday	• N/A
July 17	• Organizational meeting aligning counsels on drafting of key documents needed for tender offer	• All
July 18 – July 23	• Discuss cash consideration as form of offer to repurchase outstanding IGIC Warrants • Engage counsel, depository, information agent and printer • Commence preparation of Offering Documentation, press release, and summary advertisement • Prepare Dealer Manager Agreement • Prepare and circulate Schedule TO questionnaire to offices, directors and other insiders requesting information concerning transactions in Company warrants • Circulate, review, and revise Offer to Tender and ancillary documents to working group • Draft diligence questionnaire, and ancillary documents required for repurchase of securities • Receive first printers proofs: review and finalize	• IGIC, BofA • All • All • CC, BC • BofA, BC • CC, BC, BofA • BC, CC • All
July 24 – July 27	• Formally wall-cross investors and commence negotiation	• BofA, IGIC
July 27	• Signing of support agreements by investors, signaling institutional validation of the tender offer pricing • Memorialize inclusion of private placement of warrants	• BofA, BC, CC • BofA, BC, CC

Date	Actions	Responsible Parties
July 28	• Press release announcing transaction (pre-market open) • File Schedule TO with SEC • Commencement of tender: mailing of offering materials	• Info Agent • BC, CC • BC, CC
July 28 – August 24	• Solicitation of remaining warrant holders; Failure to tender by remaining warrant holders will still result in tendering at a 10% discounted price • Conversations with Information Agent and Depository to receive updates to tendered warrants and status of process • Respond to questions from warrant holders • Respond to comments from SEC	• Info Agent, BofA • BofA, IGIC • BofA, CC, BC • CC, BC
August 15	• Company projected earnings release	• IGIC, CC
Prior to Expiration	• SEC approves all documentation	• IGIC, CC
August 24	• Upon receipt of guaranteed deliveries, determine total acceptance rate on warrants tender offer • Issue press release announcing final results • Amend warrant agreement	• IGIC, CC, BC • IGIC, CC, BC • IGIC, CC, BC
On or around August 29	• Settlement of tender offer; deliver cash consideration and retire all outstanding public (and private) warrants	• IGIC, CC, BC

IGIC: International General Insurance CC: Company Counsel BC: Bank Counsel BofA: Bank of America Securities

Note: Subject to blackout restrictions and counsel comfort on timing of transaction